As filed with the Securities and Exchange Commission on July 1, 2013

Registration No. 333-186311

Registration No. 333-170864

Registration No. 333-169616

Registration No. 333-169615

Registration No. 333-160478

Registration No. 333-139879

Registration No. 333-107289

Registration No. 333-71421

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 to Form S-8 Registration Statement No. 333-186311

POST-EFFECTIVE AMENDMENT NO. 1 to Form S-8 Registration Statement No. 333-170864

POST-EFFECTIVE AMENDMENT NO. 1 to Form S-8 Registration Statement No. 333-169616

POST-EFFECTIVE AMENDMENT NO. 1 to Form S-8 Registration Statement No. 333-169615

POST-EFFECTIVE AMENDMENT NO. 1 to Form S-8 Registration Statement No. 333-160478

POST-EFFECTIVE AMENDMENT NO. 3 to Form S-8 Registration Statement No. 333-139879

POST-EFFECTIVE AMENDMENT NO. 3 to Form S-8 Registration Statement No. 333-107289

POST-EFFECTIVE AMENDMENT NO. 5 to Form S-8 Registration Statement No. 333-71421

UNDER

THE SECURITIES ACT OF 1933

Knight Capital Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	22-3689303
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

545 Washington Boulevard

Jersey City, New Jersey 07310

(Address of principal executive offices and zip code)

Knight Capital Group, Inc. Amended and Restated 2010 Equity Incentive Plan

Knight Capital Group, Inc. Amended and Restated 2009 Inducement Award Plan

Knight Capital Group, Inc. 2006 Equity Incentive Plan

Knight Capital Group, Inc. 2003 Equity Incentive Plan

Knight Capital Group, Inc. 1998 Long Term Incentive Plan

Knight Capital Group, Inc. 1998 Nonemployee Director Stock Option Plan

Knight Capital Group, Inc. Key Employee Voluntary Deferred Compensation Plan

(Full title of the plan)

Andrew M. Greenstein, Esq.

Managing Director, Deputy General Counsel and Assistant Secretary

Knight Capital Group, Inc.

545 Washington Boulevard

Jersey City, New Jersey 07310

(201) 222-9400

(Name, address and telephone number, including area code, of agent for service)

With Copies to:

Nicholas G. Demmo

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019-6150

(212) 403-1381

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment to Form S-8 (this “Amendment”) relates to the following Registration Statements of Knight Capital Group, Inc., a Delaware corporation (the “Registrant”) on Form S-8 (collectively, the “Registration Statements”):

•

Registration Statement Nos. 333-169616 and 333-186311, filed with the Securities and Exchange Commission September 28, 2010 and January 30, 2013, registering the offer and sale of 10,580,044 and 59,026,096 shares, respectively, of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), issuable pursuant to the Knight Capital Group, Inc. Amended and Restated 2010 Equity Incentive Plan;

•

Registration Statement Nos. 333-160478 and 333-169615, filed with the Securities and Exchange Commission July 8, 2009 and September 28, 2010, registering the offer and sale of 500,000 and 1,000,000 shares, respectively, issuable pursuant to the Knight Capital Group, Inc. Amended and Restated 2009 Inducement Award Plan;

•

Registration Statement No. 333-139879, filed with the Securities and Exchange Commission January 9, 2007, registering the offer and sale of 8,000,000 shares issuable pursuant to the Knight Capital Group, Inc. 2006 Equity Incentive Plan and on September 28, 2010 and January 30, 2013, deregistering 541,703 and 3,175,965 shares, respectively;

•

Registration Statement No. 333-107289, filed with the Securities and Exchange Commission July 24, 2003, registering the offer and sale of 10,000,000 shares issuable pursuant to the Knight Capital Group, Inc. 2003 Equity Incentive Plan, and on September 28, 2010 and January 30, 2013, deregistering 3,077,113 and 1,299,960 shares, respectively;

•

Registration Statement No. 333-71421, filed with the Securities and Exchange Commission January 29, 1999 and amended on January 12, 2000, July 23, 2003 and September 28, 2010, registering the offer and sale of 27,291,000 shares issuable pursuant to the Knight Capital Group, Inc. 1998 Long Term Incentive Plan, and on January 30, 2013 and January 30, 2013, deregistering 961,228 and 550,171 shares, respectively;

•

Registration Statement No. 333-71421, filed with the Securities and Exchange Commission January 29, 1999 and amended on January 12, 2000 and July 23, 2003, registering the offer and sale of 528,000 shares issuable pursuant to the Knight Capital Group, Inc. 1998 Nonemployee Director Stock Option Plan; and

•

Registration Statement No. 333-170864, filed with the Securities and Exchange Commission November 29, 2010, registering the offer and sale of $50,000,000 of deferred compensation obligations of the Registrant, issuable pursuant to the Knight Capital Group, Inc. Key Employee Voluntary Deferred Compensation Plan.

On July 1, 2013, pursuant to the Amended and Restated Agreement and Plan of Merger by and among GETCO Holding Company, LLC (“GETCO”), GA-GTCO, LLC (“GA-GTCO”), the Registrant, Knight Holdco, Inc. (now KCG Holdings, Inc. (“KCG”)), Knight Acquisition Corp, GETCO Acquisition, LLC and GA-GTCO Acquisition, LLC, dated as of December 19 2012, and amended and restated as of April 15, 2013, (i) Knight Acquisition Corp, a wholly owned direct subsidiary of KCG merged with and into the Registrant, with the Registrant surviving the merger, (ii) GETCO Acquisition, LLC, a wholly owned direct subsidiary of KCG, merged with and into GETCO, with GETCO surviving the merger and (iii) GA-GTCO merged with and into GA-GTCO Acquisition, LLC, a wholly owned direct subsidiary of KCG, with GA-GTCO Acquisition, LLC surviving the merger. Following the mergers, each of the Registrant, GETCO and GA-GTCO Acquisition, LLC continued as wholly owned direct subsidiaries of KCG. As a result, the Registrant has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with undertakings made by the Registrant in the Registration Statements, the Registrant hereby removes from registration all securities under the Registration Statements that remain unsold.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jersey City, State of New Jersey, on July 1, 2013. No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.

KNIGHT CAPITAL GROUP, INC.

By:	/s/ Steven Bisgay
Name:	Steven Bisgay
Title:	Chief Financial Officer